Exhibit 10.2

ASSIGNMENT OF INTELLECTUAL PROPERTY

THIS ASSIGNMENT OF INTELLECTUAL PROPERTY (this “Assignment”) is entered into effective as of July 1, 2006 (the “Effective Date”), by and between ALLAN D. ANGUS, an individual (“Assignor”), on the one hand, and GABRIEL TECHNOLOGIIES CORPORATION, a Delaware corporation (“Assignee”), on the other hand.

WHEREAS, Assignor owns certain Intellectual Property (the “Assigned Intellectual Property”); and

WHEREAS, Assignor has agreed to assign, convey, and set over unto Assignee all of Assignor’s right, title, and interest in and to the Assigned Intellectual Property and certain Intellectual Property developed by Assignor after the Effective Date of this Assignment, all in accordance with the terms and conditions of this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration (including without limitation the execution of that certain Employment Agreement entered into as of July 1, 2006 between Assignee and Assignor (the “Employment Agreement”)), the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definition of Intellectual Property. As used in this Assignment, “Intellectual Property” means all of the following (directly or indirectly related to, in connection with, or resulting from Assignor’s work as an independent contractor or employee for or with Assignee or any subsidiary or affiliate of Assignee, including without limitation Trace Technologies, LLC) anywhere in the world and all legal rights, title, or interest in the following (directly or indirectly related to, in connection with, or resulting from Assignor’s work as an independent contractor or employee for or with Assignee or any subsidiary or affiliate of Assignee, including without limitation Trace Technologies, LLC) arising under the laws of the United States, any state, or any other country or international treaty regime, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals:

(a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, including but not limited to the patents and patent applications listed in Appendix A (attached hereto and hereby incorporated by reference into this Assignment);

(b) all copyrights, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights;

(c) all mask works, mask work registrations and mask work applications, and all other rights relating to semiconductor design and topography;

(d) all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications;

(e) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill of any business associated with any of the foregoing;

(f) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, invention notebooks, file histories, know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, including but not limited to the inventions and invention disclosures listed in Appendix A (attached hereto and hereby incorporated by reference into this Assignment);

(g) all computer software including but not limited to all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, and data relating to the foregoing;

(h) all databases and data collections and all rights in the same;

(i) all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in any of the foregoing;

(j) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property;

(k) all tangible embodiments of any of the foregoing, in any form and in any media;

(l) all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and

(m) all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation (including past infringement, misappropriation or violation) of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the Effective Date.

2. Intellectual Property Assignment. Assignor hereby assigns, transfers and conveys, unto Assignee, and Assignee accepts the assignment by Assignor of, all of Assignor’s right, title, and interest, in and to the Assigned Intellectual Property, the same to be held and enjoyed by Assignee for its own use and benefit, and for the use and benefit of its successors, assigns, or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made.

3. Future Intellectual Property Assignment. Assignor hereby further assigns, transfers and conveys unto Assignee all of Assignor’s right, title, and interest in and to any Intellectual Property and other assets developed by Assignor after the Effective Date of this Assignment. For the avoidance of doubt, Assignor and Assignee acknowledge and agree that no assignment, transfer, or conveyance is contemplated under this Section of this Agreement of Assignor’s right, title, and interest in and to any intellectual property conceived or developed by Assignor after the effective date of the termination of Assignor’s work as an independent contractor or employee for or with Assignee; provided, however, that nothing in this sentence shall be interpreted to change or modify the definition of “Intellectual Property” in this Agreement or the terms and conditions of the Employment Agreement.

4. Covenants. Assignor hereby covenants and agrees that he will, at any time upon request, consistent with the terms and conditions of the Employment Agreement, execute and deliver any and all papers that may be necessary or desirable to perfect title to the Assigned Intellectual Property, and all other rights, title, and interests assigned hereunder, to Assignee, its successors, assigns, or other legal representatives. Assignor further covenants and agrees that he will, at any time upon request, consistent with the terms and conditions of the Employment Agreement, communicate to Assignee, its successors, assigns or other legal representatives, such facts as requested by Assignee relating to the Assigned Intellectual Property.

5. Representations and Warranties. To induce Assignee to enter into this Assignment with Assignor, the Assignor, jointly and severally, represents and warrants the following:

(a) Assignor has all requisite capacity and authority to execute and deliver this Assignment and any and all other instruments and agreements required to be executed and delivered by such Assignor pursuant to this Assignment. This Assignment and any other agreements executed in connection herewith by Assignor represent valid and binding obligations of Assignor enforceable against Assignor in accordance with their terms.

(b) Neither the execution and delivery by Assignor of this Assignment, nor the consummation by Assignor of the transactions contemplated herein, will violate, or be in conflict with, or constitute a default (or an event or condition that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt, liability, contract, agreement, or other arrangement to which Assignor is a party.

(c) Assignor has not assigned, transferred, or conveyed, and will not hereafter attempt to assign, transfer, or convey, the Assigned Intellectual Property, or any other rights, title, and interests assigned hereunder, or any interest or right therein, to any person or entity other than to Assignee pursuant to this Assignment. Assignor has no knowledge of any claim of ownership by any other party in and to the Assigned Intellectual Property assigned hereunder.

6. Indemnification. To further induce Assignee to enter into this Assignment, Assignor agrees and covenants to indemnify, defend, and hold harmless Assignee, and Assignee’s partners, successors, assigns, agents, and attorneys (collectively, the “Indemnitees” or, each individually, an “Indemnitee”) from and against all demands, claims, actions, or causes of action, assessments, losses, taxes, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys' fees and expenses (collectively, “Damages”), asserted against, assessed upon, resulting to, imposed upon, or incurred by an Indemnitee by reason of or resulting from a breach or threatened breach of any representation, warranty, covenant, obligation, or agreement of Assignor contained in or made pursuant to this Assignment or any facts or circumstances constituting such a breach, or any such Damages accruing prior to the Effective Date of this Assignment or otherwise arising as a result of Assignor’s ownership, usage, or handling of the Assigned Intellectual Property, as well as all other rights, title, and interests assigned hereunder, prior to the Effective Date of this Assignment.

7. Assumption of Liabilities. Assignee assumes any and all liabilities, if any, associated with the Assigned Intellectual Property accruing after the Effective Date.

8. Severability. If any provision of this Assignment is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then (a) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Assignment a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable; and (b) the legality, validity, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

9. Confidentiality. Assignor acknowledges and agrees that this Assignment, the Assigned Intellectual Property, and all other rights, title, and interests assigned hereunder, as well as any and all information pertaining to the business of Assignee is Confidential Information (herein so called) which is the sole and exclusive property of Assignee. Assignor agrees that it will not, at any time after the Effective Date of this Assignment, disclose any such Confidential Information to any third party or use such Confidential Information in any other way adverse to Assignee without Assignee’s consent. Provisions of this Section shall not apply to information which is or becomes available to the general public through no fault or actions taken by Assignor or which is required by law to be disclosed by Assignor, provided that Assignor shall give Assignee written notice of such requirement prior to disclosure so that Assignee may seek a protective order or other appropriate relief.

10. Termination; Survival of Certain Provisions. This Agreement shall terminate on the effective date of the termination of Assignor’s work as an independent contractor or employee for or with Assignee, subject to the survival of certain provisions as set forth in this Section. All representations, warranties, covenants, and obligations of Assignor shall survive the termination, expiration, or cancellation of this Assignment.

11. Successors. The provisions of this Assignment will be binding on the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

12. GOVERNING LAW AND VENUE. THIS ASSIGNMENT HAS BEEN EXECUTED IN, AND WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEBRASKA. FURTHERMORE, EACH PARTY AGREES THAT EXCLUSIVE VENUE FOR ANY ACTION, PROCEEDING OR SUIT ARISING FROM OR OUT OF, EITHER DIRECTLY OR INDIRECTLY, THIS ASSIGNMENT SHALL BE IN A FEDERAL OR STATE COURT IN THE STATE OF NEBRASKA.

13. Amendment. This Assignment may only be amended by the written consent of all of the parties to this Assignment at the time of such proposed amendment.

14. Entire Agreement; Counterparts. This Assignment contains the entire understanding among the parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Assignment, which are not fully expressed in such documents. This Assignment may be executed in one or more counterparts, all of which taken together will be considered one and the same agreement.

15. Headings. The section headings contained in this Assignment are for convenience only and should not be construed as part of this Assignment.

16. Waiver. The waiver by any party hereto of a breach of any provision of this Assignment does not operate as, and should not be construed as, a waiver of any subsequent breach by any party.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their duly authorized officers or agents, if applicable, effective as of the Effective Date.

ASSIGNOR:

/s/ Allan D. Angus                  11/29/06
Allan D. Angus, individually

ASSIGNEE:

GABRIEL TECHNOLOGIES CORPORATION

By: /s/ Keith R. Feilmeier
Keith R. Feilmeier
Chief Executive Officer

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APPENDIX A

INTELLECTUAL PROPERTY OF ALLAN D. ANGUS

PATENT APPLICATIONS

1)	Provisional Patent No. 60/754,436, filed Dec. 28, 2005, entitled “Apparatus and Method for Controlling Autonomous and Assisted GPS Modes in a Wireless Mobile Terminal”; and

2)	Provisional Patent No. 60/754,350, filed Dec. 28, 2005, entitled “Wireless Mobile Terminal Using Sensors for Controlling Autonomous and Assisted GPS Modes”.

INVENTIONS AND INVENTION DISCLOSURES

1)	One or more inventions disclosed in the invention disclosure document entitled “RF Mesh-based Assisted Location Elements”;

2)	One or more inventions disclosed in the invention disclosure document entitled “ReFLEX Campus Operations For aGPS”; and

3)	Method of Interoperation Between Wireless LAN (802.11/WiFi) and Public Data Networks (ReFLEX and Others) c/w Support for Assisted GPS”.